Exhibit 5.1

12670 High Bluff Drive San Diego, California 92130 Tel: +1.858.523.5400 Fax: +1.858.523.5450 www.lw.com FIRM / AFFILIATE OFFICES
February 26, 2025	Austin Beijing Boston Brussels Century City Chicago Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid	Milan Munich New York Orange County Paris Riyadh San Diego San Francisco Seoul Silicon Valley Singapore Tel Aviv Tokyo Washington, D.C.

Sempra

488 8th Avenue

San Diego, California 92101

Re:	Registration Statement on Form S-8; 20,000,000 Additional Savings Plan Shares of Common Stock, no par value

To the addressee set forth above:

We have acted as special counsel to Sempra, a California corporation (the “Company”), in connection with the Company’s proposed issuance of an additional 20,000,000 shares of the Company’s common stock, no par value (the “Common Stock”), which includes 1,500,000 shares of Common Stock for proposed issuance under the Sempra Savings Plan, 8,500,000 shares of Common Stock for proposed issuance under the San Diego Gas & Electric Company Savings Plan, and 10,000,000 shares of Common Stock for proposed issuance under the Southern California Gas Company Retirement Savings Plan (the Sempra Savings Plan, San Diego Gas & Electric Company Savings Plan and Southern California Gas Company Retirement Savings Plan, collectively “the Plans”) and all such shares, collectively, the “Additional Savings Plan Shares”). The Additional Savings Plan Shares are included in the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on February 26, 2025 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issuance of the Additional Savings Plan Shares.

February 26, 2025

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining as to the general corporation law of the State of California (the “Corporations Code”), and we express no opinion with respect to the applicability to the opinion expressed herein, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Additional Savings Plan Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipients, or certificates representing the Additional Savings Plan Shares have been manually signed by an authorized officer of the transfer agent and registrar therefor, and subject to the Company completing all actions and proceedings required on its part to be taken prior to the issuance of the Additional Savings Plan Shares, and when the Additional Savings Plan Shares have been issued by the Company in the circumstances contemplated by the Plans for legal consideration in excess of par value, the issuance of the Additional Savings Plan Shares will have been duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the Corporations Code.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP